Exhibit 4.40

GREY ADVERTISING INC.

SENIOR EXECUTIVE OFFICER POST-EMPLOYMENT COMPENSATION PLAN

1.	Purposes of the Plan

The Senior Executive Office Post-Employment Compensation Plan (“Plan”) is an unfunded plan intended to provide supplemental retirement compensation to senior executive officers of Grey Advertising Inc., a Delaware corporation (“Grey”), and its subsidiaries (each, a “Subsidiary”; Grey and the Subsidiaries are herein collectively referred to as the “Company”) in order to encourage the continued availability of senior executive officers of the Company to whom much of the credit for the Company’s success has been attributable and, by virtue of their positions with the Company, to whom much of its future success will likely be attributable. The Company believes that the benefits provided for under the Plan will better enable the Company to retain in its employ its present senior executive officers, to provide for a more orderly transition of senior executive officer responsibilities in the future and to assist the Company in attracting talented senior executive officers in the future. The Plan supersedes the former Senior Executive Officer Pension Plan of the Company (the “Pension Plan”).

2.	Effective Date

The Plan is effective as of September 1, 1995 and such date is hereinafter referred to as the “Effective Date”. The Pension Plan will terminate as of the Effective Date; provided, however, that the rights of the Pension Plan participant whose employment terminated prior to the Effective Date will be governed under the terms of the Pension Plan.

3.	Participants

(a)	Other than as hereinafter excepted in Section 4 hereof, each senior executive officer of Grey who (i) was a participant under the Grey Advertising Inc. Senior Executive Officer Pension Plan, as defined under such plan, as of the Effective Date of the Plan or (ii) has been designated by the Board of Directors of Grey as essential to the success of the Company and who shall have satisfied each of the requirements set forth below as at the Effective Date or at any time thereafter prior to the termination of the Plan as permitted by Section 9 hereof, shall be a Participant (as hereinafter defined) under the Plan:

(i)	election to a Qualified Office (as hereinafter defined), with Grey, and

(ii)	attainment of age 42 or older as at January 1 of a year in which such person satisfies the requirement in clause (i) above, and

(iii)	employment with Grey, on a full-time basis, for the five full calendar years immediately preceding such person’s becoming eligible to be a Participant under clauses (i) and (ii) above.

Person who satisfy all of the requirements of subsection (a) of this Section 3 are herein referred to as “Gray Participants”.

(b)	For the purposes of subsection (a) above, a Qualified Office shall be an office with Grey of Executive Vice President level or more senior, or any other executive office of Grey (Secretary, Controller, or Treasurer, but not Assistant Secretary) which shall be held by a person elected or appointed to a position of Senior Vice President or more senior.

(c)	The Board of Directors of Grey may from time-to-time designate senior executive officers of Subsidiaries who are deemed to be essential to the Company’s success to qualify as Participants by satisfying each of the following requirements:

(i)	designation by resolution of the Board of Directors of Grey of such person as a Subsidiary Participant (as hereinafter defined) and the allocation of a Fractional Interest (as hereinafter defined), and

(ii)	attainment of age 42 or older as at January 1 of a year in which such person satisfies clause (i) above, and

(iii)	employment with the Company on a full-time basis for the five full calendar years immediately proceeding such person’s becoming eligible to be a Participant under clauses (i) and (ii) above.

Persons who satisfy all of the requirements of subsection (c) of this Section 3 are herein referred to as “Subsidiary Participants”.

(d)	Grey Participants and Subsidiary Participants are herein collectively referred to as “Participants”.

4.	Supplemental Pension

(a)	Upon the retirement of a Grey Participant from employment with the Company after having attained age 60 or more as of the date on which such Grey Participant retires, the Company shall pay him/her supplemental compensation (“Grey Supplemental Compensation”) at the rate of $50,000 per year, commencing as of the first day of the month immediately following his/her retirement.

(b)	Upon the retirement of a Subsidiary Participant from employment with the Company after having attained age 60 or more as of the date on which such Subsidiary Participant retires, the Company shall pay him/her supplemental compensation (“Subsidiary Supplemental Compensation”) at the annual rate of the Supplemental Compensation provided for in subsection (a) above multiplied by the Fractional Interest, commencing as of the first day of the month immediately following his/her retirement.

(c)	The Fractional Interest for the purposes of subsection (b) above shall be a fraction of the Grey Supplemental Compensation specified by the Board of Directors of Grey at the time it designates a person as contemplated in clause (i) of subsection 3(c) above. The Fractional Interest shall be one-quarter, one-half, three-quarters or the integer of one. Anything to the contrary herein notwithstanding, should the amount of the Grey Supplemental Compensation change, each Subsidiary Participant shall only be entitled to his/her Fractional Interest multiplied by the Grey Supplemental Compensation in effect as at the date such Fractional Interest was granted. The Board of Directors of Grey may from time-to-time increase (but not decrease) the Fractional Interest of a Subsidiary Participant, or may provide that the Fractional Interest is applied to the Pension then in effect.

(d)	For the purposes hereof, the Grey Supplemental Compensation and the Subsidiary Supplemental Compensation are herein collectively referred to as “Supplemental Compensation”.

(e)

The Supplemental Compensation shall be payable monthly in arrears, by check to the Participant at an address to be provided to the Company by the Participant in accordance with the provisions of Section 10 hereof. Payment of Supplemental Compensation to any Participant shall terminate as of the of such Participant’s death, with the final payment of the Supplemental Compensation paid as of the last day of the month in which such Participant shall have died. Notwithstanding the foregoing, following the death of a Participant during such period when such Participant shall be receiving a Supplemental Compensation, one-half of such Supplemental Compensation shall be paid to his/her then spouse, if any, for the remainder of such spouse’s life or 20 years, whichever is shorter, on the terms applicable to Supplemental Compensation herein, including, specifically, the provisions of subsection 4(g) hereof.

(f)	Anything to the contrary herein contained notwithstanding, the furnishing of consultancy, advisory, free-lance, part-time or other services to the Company, which do not constitute employment by the Company, by a Participant upon or following his/her retirement, shall not diminish, curtail, limit or otherwise modify the obligation to pay, or the payment of, the Supplemental Compensation.

(g)	Anything to the contrary herein contained notwithstanding, a Participant who shall be receiving Supplemental Compensation shall immediately forfeit such Supplemental Compensation, without any right of reinstatement, upon such Participant’s providing services, directly or indirectly, for any other advertising or public relations agency or organization which either (i) competes with the Company or any affiliate of the Company (collectively, the “Grey Group”) in any market in which any such entity operates or (ii) which has clients, whose businesses compete with clients of members of the Grey Group.

(h)	Should a Participant resume full-time employment with the Company following retirement qualifying such Participant for Supplemental Compensation, his/her Supplemental Compensation, shall cease as of the date of such resumption of full-time employment; however, upon subsequent retirement such Participant shall be entitled to receive Supplemental Compensation as of the first day of the month immediately following such subsequent retirement.

5.	Retirement

For all purposes as used herein, “retirement” shall mean the termination of an employee-employer relationship between a Participant and the Company under usual employment terms or under an employment agreement.

6.	Administration

The Plan shall be administered at the direction the Board of Directors of Grey and such Board shall have full and final authority, subject to the express provisions of the Plan, to make all determinations deemed necessary or advisable for the administration of the Plan. However, the Board or Directors of Grey may delegate some or all of its functions under the Plan to a committee established by it (“Committee”). Directors of Grey who are either eligible for participation in the Plan or who qualify as Participants may be members of the Committee and as directors of Committee members may vote on any matters affecting the administration of the Plan.

7.	Non-Transferability of Interests in the Plan

No interest in the Plan, or in or to the Supplemental Compensation, shall be transferable with any effect on the Company. More particularly, but without limiting the generality of the foregoing, such interests may not be assigned, transferred, pledged or hypothecated in any manner, and shall not be subject to execution, attachment or similar process. Any attempted assignment, transfer, pledge, hypothecation or other disposition contrary to this provision, and any levy or any attachment or similar process upon an interest in the Plan or in or to the Supplemental Compensation shall be null and void and without effect, and the Board may, in its discretion, upon the happening of any such event, terminate and declare forfeited such an interest in the Plan or in or to Supplemental Compensation. In such a case, the Company may, without liability to a Participant or any assignee, pledgee or other person having any interest in or to the Plan or Supplemental Compensation, terminate such Participant’s interest in the Plan or in or to Supplemental Compensation.

8.	Other Programs

The participation in the Plan by a Participant shall be supplemental to each Participant’s rights to participate in and receive benefits under the Company’s other benefit programs, heretofore or hereafter established, for which such Participant otherwise qualifies.

9.	Termination and Amendment of the Plan

The Board of Directors of Grey may terminate this Plan at any time or make such amendments hereto as it shall deem advisable; provided, however, that any such termination or amendment shall not adversely affect the right of a person (including a Participant’s spouse) receiving Supplemental Compensation to continue receiving such Supplemental Compensation until the termination of the Supplemental Pension under Section 4 or Section 7 hereof, or of any person who formerly was receiving Supplemental Compensation to resume receiving Supplemental Compensation as contemplated by Section 4(h) hereof, or of any person who shall have met the requirements of a Participant set forth in Section 3 hereof subsequently to receive Supplemental Compensation upon satisfying the requirements of Section 4 hereof.

10.	Miscellaneous

(a)	Any notice, payment or communication required to be made under the Plan shall be given by first-class mail, postage prepaid, if to the Company at its principal office at 777 Third Avenue, New York, New York 10017, Attention: Corporate Secretary, and, if to a Participant, at the address he shall specify to the Company, or to such other address as may be specified by notice hereunder.

(b)	This Plan shall be governed by the laws of the State of New York.

(c)	Captions are used herein for convenience only and shall not have any legal effect.

(d)	When used herein, the masculine includes the feminine and neuter and vice versa.

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